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                                                                     Exhibit 4.3

                           INNOVATIVE COMPANIES, INC.

                   CERTIFICATE OF DESIGNATION OF PREFERENCES,
                             RIGHTS AND LIMITATIONS
                                       OF
                      SERIES B CONVERTIBLE PREFERRED STOCK

                       PURSUANT TO SECTION 607.0602 OF THE
                         FLORIDA GENERAL CORPORATION LAW

     The undersigned, Carol Dore-Falcone , do hereby certify that:

          1. She is the Chief Financial Officer and Vice President, of INNOVATIVE COMPANIES, INC., a Florida corporation (the "Corporation").

          2. The Corporation is authorized to issue 6,000,000 shares of preferred stock, 5,200,000 of which have been issued.

          3. The following resolutions were duly adopted by the Board of
Directors:

     WHEREAS, the Certificate of Incorporation of the Corporation provides for a class of its authorized stock known as preferred stock, comprised of 6,000,000 shares, $0.01 par value, issuable from time to time in one or more series;

     WHEREAS, the Board of Directors of the Corporation is authorized to fix the dividend rights, dividend rate, voting rights, conversion rights, rights and terms of redemption and liquidation preferences of any wholly unissued series of preferred stock and the number of shares constituting any Series and the designation thereof, of any of them; and

     WHEREAS, it is the desire of the Board of Directors of the Corporation, pursuant to its authority as aforesaid, to fix the rights, preferences, restrictions and other matters relating to a series of the preferred stock, which shall consist of, except as otherwise set forth in the Purchase Agreement, up to 5,000 shares of the preferred stock which the corporation has the authority to issue, as follows:

     NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby provide for the issuance of a series of preferred stock for cash or exchange of other securities, rights or property and does hereby fix and determine the rights, preferences, restrictions and other matters relating to such series of preferred stock as follows:

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                            TERMS OF PREFERRED STOCK

     Section 1. Designation, Amount and Par Value. The series of preferred stock shall be designated as its Series B Convertible Preferred Stock (the "Preferred Stock") and the number of shares so designated shall be 5,000 (which shall not be subject to increase without the consent of all of the holders of the Preferred Stock (each, a "Holder" and collectively, the "Holders")). Each share of Preferred Stock shall have a par value of $0.01 per share and a stated value equal to $1,000 (the "Stated Value"). Capitalized terms not otherwise defined herein shall have the meaning given such terms in Section 8 hereof.

     Section 2. Dividends.

          (a) Holders shall be entitled to receive and the Corporation shall pay, cumulative dividends at the rate per share (as a percentage of the Stated Value per share) of 6% per annum until the third anniversary of the Original Issue Date, 8% per annum from the third anniversary of the Original Issue Date until the fourth anniversary of the Original Issue Date, 11% from the fourth anniversary of the Original Issue Date until the fifth anniversary of the Original Issue Date and 14% thereafter, payable quarterly on March 1, June 1, September 1 and December 1, beginning with June 1, 2004 and on any Conversion Date or redemption date pursuant to the terms hereunder (except that, if such date is not a Trading Day, the payment date shall be the next succeeding Trading Day)("Dividend Payment Date"). The form of dividend payments to each Holder shall be made in the following order: (i) if funds are legally available for the payment of dividends and the Equity Conditions have not been met, in cash only, (ii) if funds are legally available for the payment of dividends and the Equity Conditions have been met, at the sole election of the Corporation, in cash or shares of Common Stock which shall be valued solely for such purpose at 95% of the average of the 20 VWAPs immediately prior to the Dividend Payment Date; (iii) if funds are not legally available for the payment of dividends and the Equity Conditions have been met, in shares of Common Stock which shall be valued at 95% of the average of the 20 VWAPs immediately prior to the Dividend Payment Date; (iv) if funds are not legally available for the payment of dividends and the Equity Conditions have been waived by such Holder, as to such Holder only, in shares of Common Stock which shall be valued at 95% of the average of the 20 VWAPs immediately prior to the Dividend Payment Date; and (v) if funds are not legally available for the payment of dividends and the Equity Conditions have not been met, then, at the election of such Holder, such dividends shall accrue to the next Dividend Payment Date or shall be accreted to the outstanding Stated Value. The Holders shall have the same rights and remedies with respect to the delivery of any such shares as if such shares were being issued pursuant to Section 5. On the Closing Date the Corporation shall have notified the Holders whether or not it may lawfully pay cash dividends. The Corporation shall promptly notify the Holders at any time the Corporation shall become able or unable, as the case may be, to lawfully pay cash dividends. If at any time the Corporation has the right to pay dividends in cash or Common Stock, the

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     Corporation must provide the Holder with at least 20 Trading Days' notice of its election to pay a regularly scheduled dividend in Common Stock. Dividends on the Preferred Stock shall be calculated on the basis of a 360-day year, shall accrue daily commencing on the Original Issue Date, and shall be deemed to accrue from such date whether or not earned or declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. Except as otherwise provided herein, if at any time the Corporation pays dividends partially in cash and partially in shares, then such payment shall be distributed ratably among the Holders based upon the number of shares of Preferred Stock held by each Holder. Any dividends, whether paid in cash or shares, that are not paid within three Trading Days following a Dividend Payment Date shall continue to accrue and shall entail a late fee, which must be paid in cash, at the rate of 18% per annum or the lesser rate permitted by applicable law (such fees to accrue daily, from the Dividend Payment Date through and including the date of payment).

          (b) So long as any Preferred Stock shall remain outstanding, neither the Corporation nor any subsidiary thereof shall redeem, purchase or otherwise acquire directly or indirectly any Junior Securities. So long as any Preferred Stock shall remain outstanding, neither the Corporation nor any subsidiary thereof shall directly or indirectly pay or declare any dividend or make any distribution (other than a dividend or distribution described in Section 5 or dividends due and paid in the ordinary course on preferred stock of the Corporation at such times when the Corporation is in compliance with its payment and other obligations hereunder) upon, nor shall any distribution be made in respect of, any Junior Securities so long as any dividends due on the Preferred Stock remain unpaid, nor shall any monies be set aside for or applied to the purchase or redemption (through a sinking fund or otherwise) of any Junior Securities or shares pari passu with the Preferred Stock.

          (c) The Corporation acknowledges and agrees that the capital of the Corporation (as such term is used in Section B of the General Corporation Law of Florida) in respect of the Preferred Stock and any future issuances of the Corporation's capital stock shall be equal to the aggregate par value of such Preferred Stock or capital stock, as the case may be, and that, on or after the date of the Purchase Agreement, it shall not increase the capital of the Corporation with respect to any shares of the Corporation's capital stock issued and outstanding on such date. The Corporation also acknowledges and agrees that it shall not create any special reserves under the General Corporation Law of Florida without the prior written consent of each Holder.

     Section 3. Voting Rights. Except as otherwise provided herein and as otherwise required by law, the Preferred Stock shall have no voting rights. However, so long as any shares of Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote of the Holders of the shares of the Preferred Stock then outstanding, (a) alter or change adversely the powers, preferences or rights given to the Preferred Stock or alter or amend this Certificate of Designation, (b) authorize or create any class of stock ranking as to dividends, redemption or distribution of assets upon a Liquidation (as defined in Section 4)

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senior to or otherwise pari passu with the Preferred Stock, (c) amend its certificate of incorporation or other charter documents so as to affect adversely any rights of the Holders, (d) increase the authorized number of shares of Preferred Stock, or (e) enter into any agreement with respect to the foregoing.

     Section 4. Liquidation. Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary (a "Liquidation"), the Holders shall be entitled to receive out of the assets of the Corporation, whether such assets are capital or surplus, for each share of Preferred Stock an amount equal to the Stated Value per share plus any accrued and unpaid dividends thereon and any other fees or liquidated damages owing thereon before any distribution or payment shall be made to the holders of any Junior Securities, and if the assets of the Corporation shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the Holders shall be distributed among the Holders ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. A Fundamental Transaction or Change of Control Transaction shall not be treated as a Liquidation. The Corporation shall mail written notice of any such Liquidation, not less than 45 days prior to the payment date stated therein, to each record Holder.

     Section 5. Conversion.

          (a) (i) Conversions at Option of Holder. Each share of Preferred Stock shall be convertible into that number of shares of Common Stock (subject to the limitations set forth in Sections 5(a)(ii) and (iii)) determined by dividing the Stated Value of such share of Preferred Stock by the Set Price, at the option of the Holder, at any time and from time to time from and after the Original Issue Date. Holders shall effect conversions by providing the Corporation with the form of conversion notice attached hereto as Annex A (a "Conversion Notice"). Each Conversion Notice shall specify the number of shares of Preferred Stock to be converted, the number of shares of Preferred Stock owned prior to the conversion at issue, the number of shares of Preferred Stock owned subsequent to the conversion at issue and the date on which such conversion is to be effected, which date may not be prior to the date the Holder delivers such Conversion Notice to the Corporation by facsimile (the "Conversion Date"). If no Conversion Date is specified in a Conversion Notice, the Conversion Date shall be the date that such Conversion Notice to the Corporation is deemed delivered hereunder. The calculations and entries set forth in the Conversion Notice shall control in the absence of manifest or mathematical error.

               (ii) Beneficial Ownership Limitation. The Corporation shall not effect any conversion of the Preferred Stock, and the Holder shall not have the right to convert any portion of the Preferred Stock to the extent that after giving effect to such conversion, the Holder (together with the Holder's affiliates), as set forth on the applicable Conversion Notice, would beneficially own in excess of 4.99% of the number of shares of the Common

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          Stock outstanding immediately after giving effect to such conversion.
          For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Holder and its affiliates shall include the number of shares of Common Stock issuable upon conversion of the Preferred Stock with respect to which the determination of such sentence is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (A) conversion of the remaining, nonconverted Stated Value of Preferred Stock beneficially owned by the Holder or any of its affiliates and (B) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Corporation (including the Warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Holder or any of its affiliates. Except as set forth in the preceding sentence, for purposes of this Section 5(a)(ii), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act. To the extent that the limitation contained in this Section 5(a)(ii) applies, the determination of whether the Preferred Stock is convertible (in relation to other securities owned by the Holder together with any affiliates) and of which shares of Preferred Stock is convertible shall be in the sole discretion of such Holder, and the submission of a Conversion Notice shall be deemed to be such Holder's determination of whether the shares of Preferred Stock may be converted (in relation to other securities owned by such Holder) and which shares of the Preferred Stock is convertible, in each case subject to such aggregate percentage limitations. To ensure compliance with this restriction, the Holder will be deemed to represent to the Corporation each time it delivers a Conversion Notice that such Conversion Notice has not violated the restrictions set forth in this paragraph and the Corporation shall have no obligation to verify or confirm the accuracy of such determination. For purposes of this
          Section 5(a)(ii), in determining the number of outstanding shares of Common Stock, the Holder may rely on the number of outstanding shares of Common Stock as reflected in the most recent of the following: (A) the Corporation's most recent Form 10-Q or Form 10-K, as the case may be, (B) a more recent public announcement by the Corporation or (C) any other notice by the Corporation or the Corporation's transfer agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of the Holder, the Corporation shall within two Trading Days confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Corporation, including the Preferred Stock, by the Holder or its affiliates since the date as of which such number of outstanding shares of Common Stock was reported.

               (iii) Limitation on Number of Shares Issuable. Notwithstanding anything herein to the contrary, the Corporation shall not issue to any Holder any shares of Common Stock, including pursuant to any rights

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          herein, including, without limitation, any conversion rights or right to issue shares of Common Stock in payment of dividends, to the extent such shares, when added to the number of shares of Common Stock issued or issuable (A) upon conversion of any shares of Preferred Stock pursuant to Section 5(a)(i) and (B) upon exercise of those certain warrants issued pursuant to that certain Securities Purchase Agreement would exceed 19.999% of the Corporation's outstanding Common Stock immediately prior to the Closing Date (the "Maximum Aggregate Share Amount"), unless the Corporation first obtains shareholder approval permitting such issuances in accordance with the Principal Market rules ("Shareholder Approval"). On any given date, each Holder shall be entitled to a portion of the Maximum Aggregate Share Amount equal to the product of (y) the fraction determined by dividing the number of shares of Preferred Stock then held by such Holder as of such date by the aggregate number of shares held by all Holders as of such date and (z) the difference between the Maximum Aggregate Share Amount and the number of shares of Common Stock issued, in the aggregate among all Holders, pursuant to any conversions of Preferred Stock or exercises of Warrants prior to such date. If at any time the number of shares of Common Stock which could, notwithstanding the limitation set forth herein, be issuable and sold to all Holders during the following 12 months (assuming all dividends are paid in shares of Common Stock during such period of determination based upon the VWAP at the time of any such determination) equals or exceeds the Maximum Aggregate Share Amount, then the Corporation shall, subject to any requirements in the Purchase Agreement to act sooner, obtain the Shareholder Approval applicable to such issuance as soon as is possible, but in any event not later than the 75/th/ day after the date in which the Corporation determines (or is notified by any Holder) that the Maximum Aggregate Share Amount could be exceeded and shall continue to seek to obtain Shareholder Approval every 75 days until such Shareholder Approval is obtained. If the Corporation shall have failed to obtain the Shareholder Approval on or prior to the initial 75/th/ day after the date in which the Corporation determines (or is notified by a Holder) that the Maximum Aggregate Share Amount would be exceeded, then the dividend on the Preferred Stock shall thereafter be 15% per annum until such Shareholder Approval is obtained.

               (iv) Notwithstanding anything herein to the contrary, if after the Effective Date the VWAP for each of any 10 consecutive Trading Days ("Threshold Period"), which 10 consecutive Trading Day period shall have commenced only after the Effective Date, exceeds 250% of the then effective Set Price (defined below), the Company may, within 3 Trading Days after any such Threshold Period, deliver a notice to all Holders (a "Forced Conversion Notice" and the date such notice is received by the Holders, the "Forced Conversion Notice Date") to cause the Holders to immediately convert all or part of the then outstanding shares of Preferred Stock pursuant to Section 5 and the Holders shall surrender (if all Preferred

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          Stock is converted) their respective shares of Preferred Stock to the
          Company for conversion within 5 Trading Days of the Forced Conversion Notice Date. The Company may only effect a Forced Conversion Notice if all of the Equity Conditions have been met during the Threshold Period through the Forced Conversion Notice Date. Any Forced Conversion Notices shall be applied ratably to all of the Holders in proportion to each Holders initial purchases of Preferred Stock hereunder.

          (b)  (i) Not later than three Trading Days after each Conversion
          Date (the "Share Delivery Date"), the Corporation shall deliver to the Holder (A) a certificate or certificates which, after the Effective Date, shall be free of restrictive legends and trading restrictions (other than those required by Section 4.1 of the Purchase Agreement) representing the number of shares of Common Stock being acquired upon the conversion of shares of Preferred Stock, and (B) a bank check in the amount of accrued and unpaid dividends (if the Corporation has elected or is required to pay accrued dividends in cash). After the Effective Date, the Corporation shall, upon request of the Holder, deliver any certificate or certificates required to be delivered by the Corporation under this Section electronically through the Depository Trust Corporation or another established clearing corporation performing similar functions. If in the case of any Conversion Notice such certificate or certificates are not delivered to or as directed by the applicable Holder by the third Trading Day after the Conversion Date, the Holder shall be entitled to elect by written notice to the Corporation at any time on or before its receipt of such certificate or certificates thereafter, to rescind such conversion, in which event the Corporation shall immediately return the certificates representing the shares of Preferred Stock tendered for conversion.

               (ii) The Corporation's obligations to issue and deliver the Conversion Shares upon conversion and redemption of Preferred Stock in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder or any other Person of any obligation to the Corporation or any violation or alleged violation of law by the Holder or any other person, and irrespective of any other circumstance which might otherwise limit such obligation of the Corporation to the Holder in connection with the issuance of such Conversion Shares. If the Corporation fails to deliver to the Holder such certificate or certificates pursuant to
          Section 5(b)(i) by the Share Delivery Date applicable to such conversion, the Corporation shall pay to such Holder, in cash, as liquidated damages and not as a penalty, for each $5,000 of Stated Value of Preferred Stock being converted, $50 per Trading Day (increasing to $100 per Trading Day after 3

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          Trading Days and increasing to $200 per Trading Day 6 Trading Days after such damages begin to accrue) for each Trading Day after the Share Delivery Date until such certificates are delivered. Nothing herein shall limit a Holder's right to pursue actual damages for the Corporation's failure to deliver certificates representing shares of Common Stock upon conversion within the period specified herein and such Holder shall have the right to pursue all remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief.

               (iii) If the Corporation fails to deliver to the Holder such certificate or certificates pursuant to Section 5(b)(i) by a Share Delivery Date, and if after such Share Delivery Date the Holder purchases (in an open market transaction or otherwise) Common Stock to deliver in satisfaction of a sale by such Holder of the Conversion Shares which the Holder was entitled to receive upon the conversion relating to such Share Delivery Date (a "Buy-In"), then the Corporation shall pay in cash to the Holder the amount by which (x) the Holder's total purchase price (including brokerage commissions, if any) for the Common Stock so purchased exceeds (y) the product of (1) the aggregate number of shares of Common Stock that such Holder was entitled to receive from the conversion at issue multiplied by (2) the price at which the sell order giving rise to such purchase obligation was executed. For example, if the Holder purchases Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of shares of Preferred Stock with respect to which the aggregate sale price giving rise to such purchase obligation is $10,000, under clause (A) of the immediately preceding sentence the Corporation shall be required to pay the Holder $1,000. The Holder shall provide the Corporation written notice indicating the amounts payable to the Holder in respect of the Buy-In, together with applicable confirmations and other evidence reasonably requested by the Corporation. Nothing herein shall limit a Holder's right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Corporation's failure to timely deliver certificates representing shares of Common Stock upon conversion of the shares of Preferred Stock as required pursuant to the terms hereof.

          (c) (i) The conversion price for each share of Preferred Stock shall equal $6.00 (the "Set Price"), subject to adjustment below.

               (ii) if the Corporation, at any time while the Preferred Stock is outstanding: (A) shall pay a stock dividend or otherwise make a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock, other than interest and dividends issued in lieu of cash payments to Laurus Master Fund, Ltd. pursuant to the 6% Secured Convertible Term Note due January 29, 2007

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          and the Series A Preferred Stock, provided the terms of such issuance of interest or dividends, as the case may be, is not amended after the Original Issue Date to an effective conversion price less than the then Set Price, (B) subdivide outstanding shares of Common Stock into a larger number of shares, (C) combine (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (D) issue by reclassification of shares of the Common Stock any shares of capital stock of the Corporation, then the Set Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock Outstanding before such event and of which the denominator shall be the number of shares of Common Stock Outstanding after such event. Any adjustment made pursuant to this Section shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification.

               (iii) if the Corporation, at any time while the Preferred Stock is outstanding, shall issue rights, options or warrants to all holders of Common Stock (and not to Holders) entitling them to subscribe for or purchase shares of Common Stock at a price per share less than the VWAP at the record date mentioned below, then the Set Price shall be multiplied by a fraction, of which the denominator shall be the number of shares of the Common Stock Outstanding on the date of issuance of such rights or warrants plus the number of additional shares of Common Stock offered for subscription or purchase, and of which the numerator shall be the number of shares of the Common Stock Outstanding on the date of issuance of such rights or warrants plus the number of shares which the aggregate offering price of the total number of shares so offered (assuming receipt by the Corporation in full of all consideration payable upon exercise of such rights, options or warrants) would purchase at such VWAP. Such adjustment shall be made whenever such rights or warrants are issued, and shall become effective immediately after the record date for the determination of stockholders entitled to receive such rights, options or warrants.

               (iv) if the Corporation or any subsidiary thereof at any time while any of the Preferred Stock is outstanding, shall offer, sell, grant any option or warrant to purchase or offer, sell or grant any right to reprice its securities, or otherwise dispose of or issue any Common Stock or any equity or equity equivalent securities (including any equity, debt or other instrument that is at any time over the life thereof convertible into or exchangeable for Common Stock) (collectively, "Common Stock Equivalents") entitling any Person to acquire shares of Common Stock, at an effective price per share less than the Set Price (a "Dilutive Issuance"), as adjusted hereunder (if the holder of the Common Stock or Common Stock Equivalent so issued shall at any time, whether by operation of purchase

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          price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights per share which are issued in connection with such issuance, be entitled to receive shares of Common Stock at a price per share which is less than the Set Price, such issuance shall be deemed to have occurred for less than the Set Price), then the Set Price shall be reduced to equal the effective conversion, exchange or purchase price for such Common Stock or Common Stock Equivalents (including any reset provisions thereof) at issue. Such adjustment shall be made whenever such Common Stock or Common Stock Equivalents are issued. The Corporation shall notify the Holder in writing, no later than the third business day following the issuance of any Common Stock or Common Stock Equivalent subject to this section, indicating therein the applicable issuance price, or of applicable reset price, exchange price, conversion price and other pricing terms.

               (v) if the Corporation, at any time while the Preferred Stock is outstanding, shall distribute to all holders of Common Stock (and not to Holders) evidences of its indebtedness or assets or rights or warrants to subscribe for or purchase any security other than the Common Stock (which shall be subject to Section 5(c)(iii), then in each such case the Set Price shall be adjusted by multiplying the Set Price in effect immediately prior to the record date fixed for determination of stockholders entitled to receive such distribution by a fraction of which the denominator shall be the VWAP determined as of the record date mentioned above, and of which the numerator shall be such VWAP on such record date less the then per share fair market value at such record date of the portion of such assets or evidence of indebtedness so distributed applicable to one outstanding share of the Common Stock as determined by the Board of Directors in good faith. In either case the adjustments shall be described in a statement provided to the Holders of the portion of assets or evidences of indebtedness so distributed or such subscription rights applicable to one share of Common Stock. Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date mentioned above.

               (vi) All calculations under this Section 5(c) shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Corporation, and the disposition of any such shares shall be considered an issue or sale of Common Stock. For purposes of this
          Section 5(c), the number of shares of Common Stock deemed to be outstanding (the "Common Stock Outstanding") as of a given date shall be the sum of the number of shares of Common Stock (excluding treasury shares, if any) issued and outstanding.

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               (vii) Notwithstanding anything to the contrary herein, no
          adjustment shall be made hereunder in connection with the following
          (a) the granting or issuance of shares of Common Stock or options to employees, officers and directors of the Corporation pursuant to any stock option plan or employee incentive plan or agreement duly adopted or approved by a majority of the non-employee members of the Board of Directors of the Corporation or a majority of the members of a committee of non-employee directors established for such purpose, (b) the conversion or exercise of any Preferred Stock or any other security issued by the Corporation in connection with the offer and sale of this Corporation's securities pursuant to the Purchase Agreement, or (c) the exercise of or conversion of any convertible securities, options or warrants issued and outstanding on the date hereof, provided that such securities have not been amended since the date hereof.

               (viii) Whenever the Set Price is adjusted pursuant to this Section the Corporation shall promptly mail to each Holder, a notice setting forth the Set Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

     Section 6. Redemption.

          (a) Optional Redemption. Subject to the provisions of this Section 5, the Corporation may, at any time after the third anniversary of the date of the Purchase Agreement, deliver a notice to the Holders (an "Optional Redemption Notice" and the date such notice is deemed delivered hereunder, the "Optional Redemption Notice Date") of its irrevocable election to redeem, all or in part, the then outstanding Preferred Stock, for an amount, in cash, equal to the Optional Redemption Amount on the 5/th/ Trading Day following the Optional Redemption Notice Date (such date, the "Optional Redemption Date" and such redemption, the "Optional Redemption"). The Optional Redemption Amount is due in full on the Optional Redemption Date. The Corporation may only effect an Optional Redemption if from the Optional Redemption Notice Date through to the Optional Redemption Date, all of the Equity Conditions are fulfilled. The Holders may elect to convert their shares of Preferred Stock pursuant to Section 5 prior to the Optional Redemption Date by fax delivery of a Notice of Conversion to the Corporation.

          (b) Redemption Procedure. The payment of cash pursuant to an Optional Redemption shall be made on the Optional Redemption Date. If any portion of the cash payment for an Optional Redemption shall not be paid by the Corporation by the respective due date, interest shall accrue thereon at the rate of 18% per annum (or the maximum rate permitted by applicable law, whichever is less) until the payment of the Optional Redemption Amount, plus all amounts owing thereon is paid in full. In addition, if any portion of the Optional Redemption Amount remains unpaid after such date, the Holders subject to such redemption may elect, by written notice to the Corporation given at any time thereafter, to invalidate ab initio such redemption, notwithstanding anything herein contained to the contrary. Notwithstanding anything to the contrary in this Section 6, the Corporation's determination to redeem in cash shall be applied ratably among the Holders based upon the value of the Preferred Stock initially purchased by each Holder, adjusted upward ratably in the event all of the shares of Preferred Stock of any Holder are no longer outstanding.

     Section 7. Redemption Upon Triggering Events.

          (a) Upon the occurrence of a Triggering Event, each Holder shall (in addition to all other rights it may have hereunder or under applicable law) have the right, exercisable at the sole option of such Holder, to require the Corporation to, (i) with respect to the Triggering Events set forth in Sections 7(b)(iii), (v), (vii), (ix), (x)(as to voluntary filings only) and
     (xii)), redeem all of the Preferred Stock then held by such Holder for a redemption price, in cash, equal to the Triggering Redemption Amount; or,
     (ii) at the option of the Holder and with respect to the Triggering Events set forth in Sections 7(b)(i), (ii), (iv), (vi), (viii), (x)(as to involuntary filings only) and (xi), either (A) redeem all of the Preferred Stock then held by such Holder for a redemption price, in shares of Common Stock, equal to a number of shares of Common Stock equal to the Triggering Redemption Amount divided by 75% of the average of the 10 VWAPs immediately prior to the date of election hereunder or (B) increase the dividend on all of the outstanding Preferred Stock held by such Holder to equal 18% per annum thereafter. The Triggering Redemption Amount, in cash or in shares, if the Corporation elects clauses (i) or (ii)(B) above, shall be due and payable or issuable, as the case may be, within 5 Trading Days of the date on which the notice for the payment therefor is provided by a Holder (the "Triggering Redemption Payment Date"). If the Corporation fails to pay the Triggering Redemption Amount hereunder in full pursuant to this Section on the date such amount is due in accordance with this Section (whether in cash or shares of Common Stock), the Corporation will pay interest thereon at a rate of 18% per annum (or such lesser amount permitted by applicable law), accruing daily from such date until the Triggering Redemption Amount, plus all such interest thereon, is paid in full. For purposes of this Section, a share of Preferred Stock is outstanding until such date as the Holder shall have received Conversion Shares upon a conversion (or attempted conversion) thereof that meets the requirements hereof or has been paid the Triggering Redemption Amount plus all accrued but unpaid dividends and all accrued but unpaid liquidated damages in cash.

          (b) "Triggering Event" means any one or more of the following events (whatever the reason and whether it shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

               (i) the failure of a Conversion Shares Registration Statement to be declared effective by the Commission on or prior to the 180/th/ day after the Original Issue Date;

               (ii) if, during the Effectiveness Period, the effectiveness of the Conversion Shares Registration Statement lapses for any reason for more than an aggregate of 25 calendar days (which need not be consecutive days) during any 12 month period, or the Holder shall not be permitted to resell Registrable Securities under the Conversion Shares Registration Statement for more than an aggregate of 25 calendar days (which need not be consecutive days) during any 12 month period;

               (iii) the Corporation shall fail to deliver certificates representing Conversion Shares issuable upon a conversion hereunder that comply with the provisions hereof prior to the 5/th/ Trading Day after such shares are required to be delivered hereunder, or the Corporation shall provide written notice to any Holder, including by way of public announcement, at any time, of its intention not to comply with requests for conversion of any shares of Preferred Stock in accordance with the terms hereof;

               (iv) one of the Events (as defined in the Registration Rights Agreement) described in subsections (i), (ii) or (iii) of Section 2(c) of the Registration Rights Agreement shall not have been cured to the satisfaction of the Holders prior to the expiration of 30 days from the Event Date (as defined in the Registration Rights Agreement) relating thereto (other than an Event resulting from a failure of a Conversion Shares Registration Statement to be declared effective by the Commission on or prior to the 180th day after the Original Issue Date, which shall be covered by Section 7(b)(i));

               (v) the Corporation shall fail for any reason to pay in full the amount of cash due pursuant to a Buy-In within 5 days after notice therefor is delivered hereunder or shall fail to pay all amounts owed on account of an Event within five days of the date due;

               (vi) the Corporation shall fail to have available a sufficient number of authorized and unreserved shares of Common Stock to issue to such Holder upon a conversion hereunder;

               (vii) the Corporation shall fail to observe or perform any other covenant, agreement or warranty contained in, or otherwise commit any breach of the Transaction Documents, and such failure or breach shall not, if subject to the possibility of a cure by the Corporation, have been remedied within 30 calendar days after the date on which written notice of such failure or breach shall have been given;

               (viii) any breach of the agreements delivered to the initial Holders at the Closing pursuant to Section 2.2(a)(vi) of the Purchase Agreement;

               (ix) the Corporation shall redeem more than a de minimis number of Junior Securities;

               (x) there shall have occurred a Bankruptcy Event;

               (xi) the Common Stock shall fail to be listed or quoted for trading on a Principal Market for more than 5 Trading Days, which need not be consecutive Trading Days; or

               (xii) the failure of the Corporation to submit an application to list the Common Stock on an alternative Principal Market within 7 Trading Days of the occurrence of a Triggering Event pursuant to clause (xi) of this Section 7(b) or the failure of the Corporation to use its best efforts to obtain such listing after the application is filed with an alternative Principal Market.

     Section 8. Definitions. For the purposes hereof, the following terms shall have the following meanings:

          "Bankruptcy Event" means any of the following events: (a) the Corporation or any Significant Subsidiary (as such term is defined in Rule 1.02(s) of Regulation S-X) thereof commences a case or other proceeding under any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction relating to the Corporation or any Significant Subsidiary thereof; (b) there is commenced against the Corporation or any Significant Subsidiary thereof any such case or proceeding that is not dismissed within 60 days after commencement; (c) the Corporation or any Significant Subsidiary thereof is adjudicated insolvent or bankrupt or any order of relief or other order approving any such case or proceeding is entered; (d) the Corporation or any Significant Subsidiary thereof suffers any appointment of any custodian or the like for it or any substantial part of its property that is not discharged or stayed within 60 days; (e) the Corporation or any Significant Subsidiary thereof makes a general assignment for the benefit of creditors; (f) the Corporation or any Significant Subsidiary thereof calls a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts; or
     (g) the Corporation or any Significant Subsidiary thereof, by any act or failure to act, expressly indicates its consent to, approval of or acquiescence in any of the foregoing or takes any corporate or other action for the purpose of effecting any of the foregoing.

          "Change of Control Transaction" means the occurrence after the date hereof of any of (a) an acquisition after the date hereof by an individual or legal entity or "group" (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act) of effective control (whether through legal or beneficial ownership of capital stock of the Corporation, by contract or otherwise) of in excess of 33% of the voting securities of the Corporation, or (b) a replacement at one time or within a one year period of more than one-half of the members of the Corporation's board of directors which is not approved by a majority of those individuals who are members of the board of directors on the date hereof (or by those individuals who are serving as members of the board of directors on any date whose nomination to the board of directors was approved by a majority of the members of the board of directors who are members on the date hereof), or (c) the execution by the Corporation of an agreement to which the Corporation is a party or by which it is bound, providing for any of the events set forth above in (a) or (b).

          "Closing" means closing of the purchase and sale of the Preferred
     Stock.

          "Commission" means the Securities and Exchange Commission.

          "Common Stock" means the Corporation's common stock, par value $0.01 per share, and stock of any other class into which such shares may hereafter have been reclassified or changed.

          "Common Stock Outstanding" shall have the meaning set forth in Section 5(c)(vi).

          "Conversion Amount" means the sum of the Stated Value at issue.

          "Conversion Date" shall have the meaning set forth in Section 5(b)(i).

          "Conversion Shares" means, collectively, the shares of Common Stock into which the shares of Preferred Stock are convertible in accordance with the terms hereof.

          "Conversion Shares Registration Statement" means a registration statement that meets the requirements of the Registration Rights Agreement and registers the resale of all Conversion Shares by the Holder, who shall be named as a "selling stockholder" thereunder, all as provided in the Registration Rights Agreement.

          "Dividend Payment Date" shall have the meaning set forth in Section 2(a).

          "Effective Date" means the date that the Conversion Shares Registration Statement is declared effective by the Commission.

          "Equity Conditions" Unless waived by a Holder as to a particular event (which waiver shall apply only to such Holder), as of such event date, the following conditions have been met: (i) the Corporation shall have duly honored all conversions and redemptions scheduled to occur or occurring prior to such date, (ii) there is an effective Conversion Shares Registration Statement pursuant to which the Holders are permitted to utilize the prospectus thereunder to resell all of the Conversion Shares issued to the Holders and all of the Conversion Shares as are issuable to the Holders upon conversion in full of the Preferred Stock (and the Corporation believes, in good faith, that such effectiveness will continue uninterrupted for the foreseeable future), (iii) the Common Stock is listed for trading on the Principal Market (and the Corporation believes, in good faith, that trading of the Common Stock on the Principal Market will continue uninterrupted for the foreseeable future), (iv) all liquidated damages and other amounts owing in respect of the Preferred Stock shall have been paid or will, concurrently with the issuance of the Conversion Shares, be paid in cash; (v) there is a sufficient number of authorized but unissued and otherwise unreserved shares of Common Stock for the issuance of all the Conversion Shares as are issuable to the Holder upon conversion in full of the Preferred Stock; (vi) no Triggering Event has occurred and is continuing; (vii) all of the Conversion Shares issuable to the Holder upon conversion in full of the Preferred Stock will not violate the limitations set forth in Sections 5(a)(ii) and (iii); and (viii) no public announcement of a pending or proposed Fundamental Transaction or Change of Control Transaction has occurred that has not been consummated.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          "Fundamental Transaction" means the occurrence after the date hereof of any of (a) the Corporation effects any merger or consolidation of the Corporation with or into another Person, (b) the Corporation effects any sale of all or substantially all of its assets in one or a series of related transactions, (c) any tender offer or exchange offer (whether by the Corporation or another Person) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, or (d) the Corporation effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property.

          "Holder" shall have the meaning given such term in Section 1 hereof.

          "Junior Securities" means the Common Stock and all other equity or equity equivalent securities of the Corporation other than those securities that are (a) outstanding on the Original Issue Date and (b) which are explicitly senior in rights or liquidation preference to the Preferred Stock.

          "Optional Redemption Amount" shall mean the sum of (i) (a) for any Optional Redemption Date between the third and fourth anniversary of the Original Issue Date, 120% of the Stated Value of the Preferred Stock then outstanding, (b) for any Optional Redemption Date between the fourth and fifth anniversary of the Original Issue Date, 110% of the Stated Value of the Preferred Stock then outstanding and (c) for any Optional Redemption Date after the fifth anniversary of the Original Issue Date, 105% of the Stated Value of the Preferred Stock then outstanding, (ii) accrued but unpaid dividends and (iii) all liquidated damages and other amounts due in respect of the Preferred Stock.

          "Optional Redemption Date" shall have the meaning set forth in Section 6(a).

          "Original Issue Date" shall mean the date of the first issuance of any shares of the Preferred Stock regardless of the number of transfers of any particular shares of Preferred Stock and regardless of the number of certificates which may be issued to evidence such Preferred Stock.

          "Person" means a corporation, an association, a partnership, an organization, a business, an individual, a government or political subdivision thereof or a governmental agency.

          "Principal Market" initially means the NASDAQ Small-Cap Market and shall also include the American Stock Exchange, the New York Stock Exchange, or the NASDAQ National Market, whichever is at the time the principal trading exchange or market for the Common Stock, based upon share volume.

          "Purchase Agreement" means the Securities Purchase Agreement, dated as of the Original Issue Date, to which the Corporation and the original Holders are parties, as amended, modified or supplemented from time to time in accordance with its terms.

          "Registration Rights Agreement" means the Registration Rights Agreement, dated as of the Original Issue Date, to which the Corporation and the original Holders are parties, as amended, modified or supplemented from time to time in accordance with its terms.

          "Securities Act" means the Securities Act of 1933, as amended.

          "Set Price" shall have the meaning set forth in Section 5(c)(i).

          "Trading Day" shall mean any day during which the Principal Market shall be open for business.

          "Transaction Documents" shall mean the Purchase Agreement and all agreements entered into in connection therewith, including the Registration Rights Agreement and the Warrants.

          "Triggering Event" shall have the meaning set forth in Section 7(b).

          "Triggering Redemption Amount" for each share of Preferred Stock means the sum of (i) the greater of (A) 120% of the Stated Value and (B) the product of (a) the VWAP on the Trading Day immediately preceding the date of the Triggering Event and (b) the Stated Value divided by the then Set Price, (ii) all accrued but unpaid dividends thereon and (iii) all liquidated damages and other amounts due in respect of the Preferred Stock

          "VWAP" means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a

     Principal Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Principal Market on which the Common Stock is then listed or quoted as reported by Bloomberg Financial L.P. (based on a trading day from 9:30 a.m. Eastern Time to 4:02 p.m. Eastern Time); (b) if the Common Stock is not then listed or quoted on a Principal Market and if prices for the Common Stock are then quoted on the OTC Bulletin Board, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the OTC Bulletin Board; (c) if the Common Stock is not then listed or quoted on the OTC Bulletin Board and if prices for the Common Stock are then reported in the "Pink Sheets" published by the National Quotation Bureau Incorporated (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported; or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Purchasers and reasonably acceptable to the Corporation.

     Section 9. Fundamental Transactions and Change of Control Transactions. If a Fundamental Transaction occurs, then upon any subsequent conversion of shares of Preferred Stock, the Holder shall have the right to receive, for each Conversion Share that would have been issuable upon such conversion absent such Fundamental Transaction, the same kind and amount of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of one share of Common Stock (the "Alternate Consideration"). For purposes of any such conversion, the determination of the Set Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Corporation shall apportion the Set Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of shares of Preferred Stock following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Corporation or surviving entity in such Fundamental Transaction shall issue to the Holder new preferred stock consistent with the foregoing provisions and evidencing the Holder's right to convert such preferred stock into Alternate Consideration. The terms of any agreement pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this Section 9 and insuring that the Preferred Stock (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction or Change of Control Transaction. In the event of a Fundamental Transaction or a Change of Control Transaction, then at the request of the Holder delivered before the 90th day after such Fundamental Transaction, the Corporation (or any such successor or surviving entity) will purchase the Preferred Stock from the Holder for a purchase price, payable in cash within five Trading Days after such request (or, if later, on the effective date of the Fundamental Transaction), equal to the Triggering Redemption Amount on such date.

Section 10.  Miscellaneous.

          (a) If (i) the Corporation shall declare a dividend (or any other distribution) on the Common Stock, (ii) the Corporation shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock,
     (iii) the Corporation shall authorize the granting to all holders of Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (iv) the approval of any stockholders of the Corporation shall be required in connection with any Fundamental Transaction or Change of Control Transaction, or (v) the Corporation shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation; then the Corporation shall file a press release or Current Report on Form 8-K to disclose such occurrence and notify the Holders at their last addresses as they shall appear upon the stock books of the Corporation, at least 20 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating
     (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which any such Fundamental Transaction or Change of Control Transaction is expected to become effective or close, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their Common Stock for securities, cash or other property deliverable upon any such Fundamental Transaction or Change of Control Transaction. Holders are entitled to convert the Conversion Amount of Preferred Stock during the 20-day period commencing the date of such notice to the effective date of the event triggering such notice.

          (b) The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock solely for the purpose of issuance upon conversion of Preferred Stock, each as herein provided, free from preemptive rights or any other actual contingent purchase rights of persons other than the Holders, not less than such number of shares of Common Stock as shall be issuable upon the conversion of all outstanding shares of Preferred Stock. The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly and validly authorized, issued and fully paid and nonassessable.

          (c) Upon a conversion hereunder the Corporation shall not be required to issue stock certificates representing fractions of shares of Common Stock, but may if otherwise permitted, make a cash payment in respect of any final fraction of a share based on the VWAP at such time. If any fraction of a Conversion Share would, except for the provisions of this Section, be issuable upon a conversion hereunder, the Corporation shall pay an amount in cash equal to the VWAP immediately prior to the applicable conversion multiplied by such fraction.

          (d) The issuance of certificates for Common Stock on conversion of Preferred Stock shall be made without charge to the Holders thereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holder of such shares of Preferred Stock so converted.

          (e) To effect conversions or redemptions, as the case may be, of shares of Preferred Stock, a Holder shall not be required to surrender the certificate(s) representing such shares of Preferred Stock to the Corporation unless all of the shares of Preferred Stock represented thereby are so converted, in which case the Holder shall deliver the certificate representing such share of Preferred Stock promptly following the Conversion Date at issue. Shares of Preferred Stock converted into Common Stock or redeemed in accordance with the terms hereof shall be canceled and may not be reissued.

          (f). Any and all notices or other communications or deliveries to be provided by the Holders of the Preferred Stock hereunder, including, without limitation, any Conversion Notice, shall be in writing and delivered personally, by facsimile or sent by a nationally recognized overnight courier service, addressed to the attention of the Chief Financial Officer of the Corporation addressed to Carol Dore-Falcone Fax
     Number: (727) 544-5726 or to such other address or facsimile number as shall be specified in writing by the Corporation for such purpose. Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by facsimile or sent by a nationally recognized overnight courier service, addressed to each Holder at the facsimile telephone number or address of such Holder appearing on the books of the Corporation, which address shall initially be the address of such Holder set forth on the signature pages of the Purchase Agreement, or such other address as the Corporation or a Holder may designate by ten days advance written notice to the other parties hereto. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section prior to 6:30 p.m. (New York City time) (with confirmation of transmission), (ii) the date after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section later than 6:30 p.m. (New York City time) on any date and earlier than 11:59 p.m. (New York City time) on such date (with confirmation of transmission), (iii) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, (iv) one day after deposit with a nationally recognized overnight courier service, specifying next day delivery, with written verification of service, or (v) upon actual receipt by the party to whom such notice is required to be given.

          (g) For purposes hereof, a share of Preferred Stock is outstanding until such date as the Holder shall have received the Conversion Shares or redemption amount (as the case may be) issuable or payable to it in accordance with this Certificate of Designations.

     RESOLVED, FURTHER, that the Chairman, the president or any vice-president, and the secretary or any assistant secretary, of the Corporation be and they hereby are authorized and directed to prepare and file a Certificate of Designation of Preferences, Rights and Limitations in accordance with the foregoing resolution and the provisions of Florida law.

     IN WITNESS WHEREOF, the undersigned have executed this Certificate this ___ day of March 2004.

--------------------------------------
Name:
Title:

                                     ANNEX A

                              NOTICE OF CONVERSION

(To be Executed by the Registered Holder in order to convert shares of Preferred Stock)

The undersigned hereby elects to convert the number of shares of Convertible Preferred Stock indicated below, into shares of common stock, par value $0.01 per share (the "Common Stock"), of Innovative Companies, Inc., a Florida corporation (the "Corporation"), according to the conditions hereof, as of the date written below. If shares are to be issued in the name of a person other than undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Corporation in accordance therewith. No fee will be charged to the Holder for any conversion, except for such transfer taxes, if any.

Conversion calculations:

     Date to Effect Conversion

     ---------------------------------
     Number of shares of Preferred Stock owned prior to Conversion

     ---------------------------------
     Number of shares of Preferred Stock to be Converted

     ---------------------------------
     Stated Value of shares of Preferred Stock to be Converted

     ---------------------------------
     Number of shares of Common Stock to be Issued

     ---------------------------------
     Applicable Set Price

     ---------------------------------
     Number of shares of Preferred Stock subsequent to Conversion

     ---------------------------------


                                        [HOLDER]


                                        By:
                                           -----------------------------------
                                           Name:
                                           Title: